For Immediate Release

Company Contact:
Steven A. Shallcross
Senior Vice President & CFO
Vanda Pharmaceuticals Inc.   .
(240) 599-4500
steven.shallcross@vandapharma.com

Vanda Pharmaceuticals Reports Third Quarter 2008 Results

ROCKVILLE, MD. – October 30, 2008 – Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced financial and operational results for the third quarter ended September 30, 2008.

Vanda reported research and development (R&D) expenses in the third quarter of 2008 of $3.8 million, compared to $5.5 million in the second quarter of 2008 and $13.9 million in the third quarter of 2007. The decrease in R&D expenses in the third quarter of 2008 relative to the second quarter of 2008 is primarily attributable to lower costs in the Phase III tasimelteon (VEC-162) chronic primary insomnia clinical trial for which Vanda announced top-line results in June of 2008. The decrease in R&D expenses in the third quarter of 2008 relative to the third quarter of 2007 is attributable to lower clinical trial costs in 2008 compared to costs from trials conducted in 2007, and the $5.0 million milestone charge recorded in the third quarter of 2007 resulting from the submission of the New Drug Application (NDA) for iloperidone.

Net loss was $10.9 million for the third quarter of 2008, compared to $13.5 million for the second quarter of 2008 and $21.9 million for the third quarter of 2007. Net loss per common share for the third quarter of 2008 was $0.41, compared to $0.51 for the second quarter of 2008 and $0.82 for the third quarter of 2007.

As of September 30, 2008, Vanda’s cash, cash equivalents, and marketable securities totaled approximately $51.7 million. As of September 30, 2008, Vanda had a total of approximately 26.7 million shares of common stock outstanding.

OPERATIONAL HIGHLIGHTS

On September 10, 2008, Vanda met with the U.S. Food and Drug Administration (FDA) to discuss the not-approvable action letter that the FDA issued to Vanda on July 25, 2008 regarding iloperidone.  The FDA asked Vanda to provide a complete response to the not-approvable letter highlighting arguments made during the meeting.  Vanda expects to submit the complete response within the next few weeks. The timing or outcome of any FDA review of the response is uncertain at this time.

Vanda has suspended all commercial and development activities pending further review. Vanda has also reduced its cash burn and is reviewing a number of options to further reduce expenses and cash burn.

FINANCIAL DETAILS

Operating Expenses. Third quarter 2008 R&D expenses, primarily consisting of salaries and related costs of R&D personnel, stock-based compensation, and the costs of consultants, materials and supplies associated with clinical trials and research initiatives, totaled $3.8 million, compared to $5.5 million in the second quarter of 2008 and $13.9 million in the third quarter of 2007. The decrease in R&D expenses in the third quarter of 2008 relative to the second quarter of 2008 is primarily attributable to lower costs in the Phase III tasimelteon chronic primary insomnia clinical trial for which Vanda reported top-line results in June of 2008. The decrease in R&D expenses in the third quarter of 2008 relative to the third quarter of 2007 is primarily attributable to lower clinical trial costs in the third quarter of 2008 compared to the costs from trials conducted in the third quarter of 2007 and the $5.0 million milestone charge recorded in the third quarter of 2007 resulting from the submission of the NDA for iloperidone.

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General and administrative (G&A) expenses totaled $7.4 million in the third quarter of 2008, compared to $8.5 million in the second quarter of 2008 and $9.6 million in the third quarter of 2007. The decrease in G&A expenses in the third quarter of 2008 relative to the second quarter of 2008 is primarily due to lower iloperidone pre-commercial launch expenses. The decrease in G&A expenses in the third quarter of 2008 relative to the third quarter of 2007 is primarily due to lower employee stock-based compensation expense and lower iloperidone pre-commercial launch expenses.

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Employee stock-based compensation expense recorded in the third quarter of 2008 totaled $3.6 million. Of these non-cash charges, $0.5 million was recorded as R&D expense and $3.1 million was recorded as G&A expense. In the second quarter of 2008 and the third quarter of 2007, total stock-based compensation was $4.0 million and $5.2 million, respectively. The decrease in stock-based compensation in the third quarter of 2008 relative to the second quarter of 2008 and the third quarter of 2007 is primarily due to the lower fair market value of options granted in 2008.

•	Net loss for the third quarter of 2008 was $10.9 million, compared to a net loss of $13.5 million for the second quarter of 2008 and $21.9 million for the third quarter of 2007.

•	Net loss per common share for the third quarter of 2008 was $0.41, compared to $0.51 for the second quarter of 2008 and $0.82 for the third quarter of 2007.

•
Cash and marketable securities decreased by $13.9 million during the third quarter of 2008. Changes included $10.9 million of net losses, decreases in accrued R&D expenses and accounts payable of $5.2 million, net increases in prepaid expenses of $0.9 million, fixed asset purchases of $0.5 million offset by $3.7 million in non-cash depreciation, amortization, and stock-based compensation expenses and net increases in other working capital of $0.1 million.

•	Vanda’s cash, cash equivalents, and marketable securities as of September 30, 2008 totaled approximately $51.7 million, compared to approximately $93.2 million as of December 31, 2007.

FINANCIAL GUIDANCE

Net loss for the year is expected to be approximately $56 million, or approximately $2.10 per share. Non-cash charges for 2008, consisting primarily of stock-based compensation expense and depreciation and amortization, are expected to total approximately $16.5 million. The total cash balance at December 31, 2008 is expected to be approximately $44 million.

Fourth quarter cash expenditures, consisting primarily of administrative overhead, personnel costs, costs to complete ongoing carcinogenicity studies, costs to complete stability studies for iloperidone, regulatory consulting fees, and commercial discontinuation costs, are expected to total approximately $7.5 million. To reduce expenses, Vanda has taken the following actions:
•	Reduced headcount from 52 full-time employees as of June 30, 2008 to 44 full-time employees as of October 30, 2008. In addition, Vanda has eliminated four full-time contract commercial positions.
•	Discontinued all commercial activities.
•	Suspended all non-essential manufacturing and pre-clinical activities.

As a result of these initiatives, Vanda expects its operating cash burn to decrease to approximated $3.6 million per quarter beginning in the first quarter of 2009. These expenditures will consist primarily of administrative overhead, personnel costs, costs to complete an ongoing carcinogenicity study and regulatory consulting fees.

Vanda is also evaluating its development pipeline and a number of options to further reduce expenses and cash burn. Vanda will provide additional guidance as soon as its plans are more definitive.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws.  Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements.  Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.  Vanda is at an early stage of development and may not ever have any products that generate significant revenue.  Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 (File No. 000-51863).  In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results.  There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda.  Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.  Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf.  The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues from services	$-	$-	$-	$-

Operating expenses:
Research and development	3,792,424	13,874,248	20,375,998	34,660,132
General and administrative	7,400,263	9,647,646	24,814,462	23,330,570
Total operating expenses	11,192,687	23,521,894	45,190,460	57,990,702

Loss from operations	(11,192,687)	(23,521,894)	(45,190,460)	(57,990,702)

Interest income	323,476	1,514,708	1,630,238	4,608,143
Other income	-	71,345	-	71,345
Total other income, net	323,476	1,586,053	1,630,238	4,679,488

Loss before tax provision	(10,869,211)	(21,935,841)	(43,560,222)	(53,311,214)

Tax provision	-	7,660	-	10,070

Net loss	$(10,869,211)	$(21,943,501)	$(43,560,222)	$(53,321,284)

Basic and diluted net loss per share attributable to common stockholders	$(0.41)	$(0.82)	$(1.63)	$(2.03)

Shares used in calculation of basic and diluted net loss per share attributable to common stockholders	26,650,534	26,612,853	26,649,439	26,223,151

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$41,438,719	$41,929,533
Marketable securities	10,224,854	43,243,960
Prepaid expenses, deposits and other current assets	2,942,703	1,781,881
Total current assets	54,606,276	86,955,374

Marketable securities, long-term	-	7,979,331
Property and equipment, net	1,885,775	1,345,845
Deposits	150,000	150,000
Restricted cash	430,230	430,230
Total assets	$57,072,281	$96,860,780

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$899,035	$2,988,069
Accrued expenses	3,082,442	9,789,738
Total current liabilities	3,981,477	12,777,807

Long-term liabilities:
Deferred rent	496,774	354,042
Total liabilities	4,478,251	13,131,849

Stockholders' equity:
Common stock	26,653	26,653
Additional paid-in capital	270,279,679	257,600,368
Accumulated other comprehensive income (loss)	(241,814)	12,176
Deficit accumulated during the development stage	(217,470,488)	(173,910,266)
Total stockholders' equity	52,594,030	83,728,931

Total liabilities and stockholders' equity	$57,072,281	$96,860,780

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(43,560,222)	$(53,321,284)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	403,141	446,806
Stock-based compensation	12,679,311	14,480,108
Loss on disposal of assets	(173)	27,017
Accretion of discount on investments	(212,664)	(1,315,609)
Changes in assets and liabilities:
Prepaid expenses and other current assets	(1,160,103)	(1,414,371)
Accounts payable	(2,089,044)	660,697
Accrued expenses	(6,708,552)	5,544,227
Deferred grant revenue	-	(140,599)
Other liabilities	142,732	13,258
Net cash used in operating activities	(40,505,574)	(35,019,750)

Cash flows from investing activities:
Purchases of property and equipment	(943,659)	(249,728)
Proceeds from sales of property and equipment	-	119,054
Purchases of marketable securities	(11,491,577)	(107,570,370)
Proceeds from sales of marketable securities	10,373,251	-
Maturities of marketable securities	42,060,000	60,395,000
Net cash provided by (used in) investing activities	39,998,015	(47,306,044)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	-	103,176
Proceeds from issuance of common stock, net of issuance costs	-	111,254,850
Net cash provided by financing activities	-	111,358,026

Effect of foreign currency translation	16,745	(6,654)

Net increase (decrease) in cash and cash equivalents	(490,814)	29,025,578

Cash and cash equivalents, beginning of period	41,929,533	30,928,895

Cash and cash equivalents, end of period	$41,438,719	$59,954,473

SOURCE Vanda Pharmaceuticals Inc.
10/30/2008

CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer of Vanda Pharmaceuticals Inc., +1-240-599-4500

Web site: http://www.vandapharma.com
(VNDA)

CO: Vanda Pharmaceuticals Inc.